EXHIBIT 99.3

SWANK, INC.
90 Park Avenue
New York, New York 10016

                                                                                                  As of March 19, 2004

CONGRESS FINANCIAL CORPORATION
(NEW ENGLAND)
One Post Office Square
Suite 3600
Boston, Massachusetts 02109
Attention:      Mr. John Husson,
                      Senior Vice President

Re:  Second Forbearance Agreement Extension

Gentlemen:

        Congress Financial Corporation (New England) ("Congress") and Swank, Inc. ("Borrower") have previously entered into and executed that certain Letter re: Forbearance Agreement, dated February 4, 2004 (the "Forbearance Agreement"). Capitalized terms which are not otherwise defined herein shall have the respective meanings set forth in the Forbearance Agreement when used herein.

        At Borrower's request, Congress previously extended the Forbearance Period termination date from March 9, 2004 to March 19, 2004, pursuant to a letter re: Forbearance Agreement Extension, dated as of March 9, 2004, executed between Congress and Borrower. Borrower has requested that Congress further extend the Forbearance Period for an additional fourteen (14) days, and Congress is willing to agree to the foregoing, on and subject to the terms and conditions contained in this letter agreement (this "Agreement").

        In consideration of the premises and the agreements set forth herein, the parties hereto hereby agree as follows:

        1.     Forbearance Extension. Each reference to "March 19, 2004" contained in Section 4(a) of the Forbearance Agreement is hereby deleted and "April 2, 2004" is hereby substituted in lieu thereof.

        2.     Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Forbearance Agreement are intended or implied and in all other respects the Forbearance Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. Nothing contained herein shall be deemed to waive the Existing Defaults or, if applicable, any Permitted Defaults or limit, waive or impair any of Congress' rights and remedies with respect thereto (subject to the terms of the Forbearance Agreement). To the extent of any conflict between the terms of this Agreement and the Forbearance Agreement, the terms of this Agreement shall control. The Forbearance Agreement and this Agreement shall be read and construed as one agreement.

        3.     Governing Law. The validity, interpretation and enforcement of this Agreement in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of law).

        4.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

        5.     Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SWANK, INC.

By: /s/ Jerold R. Kassner
Title:Sr. Vice President
AGREED TO:

CONGRESS FINANCIAL CORPORATION
(NEW ENGLAND)

By:/s/ Adam D. Salter
Title: A.V.P.